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                                                                   Exhibit 10.02

                          TEXTRON AUTOMOTIVE COMPANY
                                  CONFIDENTIAL
                               SUPPLY AGREEMENT

AGREEMENT dated as of March 10, 2000 by and between Textron Automotive Company Inc., a subsidiary of Textron Inc., a Delaware corporation (Buyer), and StrandTek International, Inc., a Florida corporation (Seller).

Buyer and Seller desire to enter into an agreement to set forth the terms and conditions under which Seller will sell to Buyer and Buyer will buy from Seller the products described in this Agreement.

Agreement. Seller agrees to sell to Buyer and Buyer agrees to buy from Seller all of Buyer's requirements during the term set forth below for the products specified below (hereinafter "Products" or "Goods").

2. Term. Unless earlier terminated pursuant to Section 14, this Agreement shall be for a term of five (5) years commencing 03/10/00 and ending 02/28/05.

3. Products Covered and Prices.

(a) Products and Prices. This Agreement will cover all of the polypropylene products of Seller at the prices that Seller offers its most favored customers from time to time.

(b) Monthly Adjustments. Buyer does not presently have a centralized purchasing computer system; accordingly, if a Purchase Order price specified by or charged to one of Buyer's plants is higher than the price provided herein, and if such higher price instead of the price provided herein is paid by Buyer's plant, Seller agrees to issue monthly adjustments to such plant, in the form of credits or payments as Buyer may elect, without penalty to Buyer.

(b) Continuous Improvement - Reducing Process Costs. Seller agrees to work with Buyer to reduce the total costs of Products by participating in a continuous improvement program with Buyer. Seller commits to a goal of reducing total product costs (including but not limited to transportation, scrap and process time) to Buyer by five percent (5%) per annum. Seller agrees to meet with Buyer on a semi-annual basis to review the progress of the continuous improvement program.

(d) Anticipated Purchases. Buyer anticipates purchasing the following amounts of Sellers Products on an annualized basis:
on or before:
12/th/ month - 1,000,000 lbs.
18/th/ month - 2,000,000 lbs.
24/th/ month - 3,000,000 lbs.
36/th/ month and for balance of contact - 5,000,000 lbs.

If Buyer does not achieve these levels of purchases, then Seller, upon sixty
(60) days notice to Buyer, may renegotiate this Agreement.

(e) Royalty. Royalty will be based on the selling price of StrandTek International, Inc.'s finished polypropylene Product. Provided Buyer meets or exceeds the anticipated Purchases in the amount stated in subparagraph (d) immediately preceding, and Buyer sells Seller's automotive products to purchasers

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other than subsidiaries or affiliates of Textron, Inc., then, Seller shall pay to Buyer a sum equal to fifty percent (50%) of the Net Invoice sales price of such automotive products in excess of $1.30 per pound for such amounts greater than listed in subparagraph (d). Such price of $1.30 per pound "Net Invoice" is based upon virgin polypropylene resin price at $.28 per pound. If virgin polypropylene prices exceed $.28 per pound, then the base price of $1.30 per pound, will be adjusted up or down if the base price is higher or lower by more than $.02 per pound, on a quarterly basis. "Net Invoice" amount shall mean the total price at which an order is invoiced to a buyer any increase or decrease in the amount of the order, less shipping and insurance costs, sales, use or excise taxes, tariffs, duties, export fees and commissions.

(f) Resin Buy Program. Buyer shall allow purchaser to participate in its purchasing program for polypropylene resin and any other applicable products at the same prices as Buyer pays for such products.

(g) Product Applications. During the term of this agreement, Buyer and its affiliates shall provide Seller with the opportunity to bid for the sale of any of Seller's products for all other applications of Buyer subject to the terms of Sections 6 and 7, for which Seller's product has an application and right of first refusal to match the competitor's pricing.

4. Confidential Information. Seller shall protect as proprietary and keep confidential all Information, including but not limited to designs, processes, drawings, specifications, reports, data, and other technical or business information, whether contained in tangible or electronic media, and the features of all parts, equipment, tools, gauges, patterns, and other items furnished or disclosed to Seller by Buyer ("Information"). Unless otherwise provided herein or authorized by Buyer in writing, Seller shall use Information and the features thereof only in its performance hereunder of this Agreement Seller shall disclose Information only to its own employees to the extent necessary for the production of Goods described herein. Upon completion or termination of this Agreement, Seller shall, at Seller's expense, make such disposition of all Information as is required herein or as may subsequently be directed by Buyer. Buyer shall have the right to audit all pertinent books and records of Seller in order to verify compliance with this paragraph. In all subcontracts for performance of work related to this Agreement, Seller shall include provisions which provide Buyer the same rights and protections as provided hereunder. Unless Seller has written authorization from Buyer, Seller agrees not to disclose Information by furnishing it in any way to any other person, firm, or corporation for any purpose, including without limitation the design or manufacture of goods, and further agrees that Seller shall not itself use Information for this design or manufacture of goods for any third party. Nothing in this Agreement shall be construed as granting Seller any license for any purpose under any patent or industrial property right of Buyer or any other rights except those required to effectuate the purposes of this Agreement. Seller acknowledges that Buyer's Information is unique and proprietary and that monetary damages will be inadequate to compensate Buyer for Sellers breach of this provision. The parties agree that, in addition to any other remedies available to Buyer under this Agreement or at law or in equity, Buyer will be entitled to injunctive relief to enforce the terms of this paragraph.

5. Terms and Conditions. The Terms and Conditions set forth on Attachment A is incorporated herein as amended hereby. Specifically, terms and provisions of Paragraph 20 of Attachment A, are specifically deleted and the following is inserted in its place: "Buyer understands certain processes of Seller may be patented. Each party hereto shall retain its own intellectual property. Any new use of Seller's polypropylene products specifically engineered for Buyer at Buyer's request in the automotive industry including any innovations, designs, inventions, drawings or other copyright, patentable or trademarkable information resulting therefrom shall be the sole property of Buyer." Notwithstanding any contrary provision therein, (i) payment will be made in U.S. Dollars.

6. Competitive Technology. If another supplier offers to sell to Buyer products as a substitute for NewTextron AgreementFinalDocChrisRev

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Products, and in Buyer's judgment in its sole discretion such substitute products provide significant technological improvements from the current state-of-the-art technology as of the date of this Agreement; Buyer agrees to provide to Seller written notice of the availability of such advanced technology (without identifying the other supplier) provided Buyer is authorized to release such information. Seller shall have one hundred eighty (90) days from receipt of Buyer's notice to respond with counter technology. If Buyer deems Seller's counter technology proposal to be inadequate in Buyers sole discretion for any reason whatsoever, then notwithstanding any other provision herein, Buyer by written notice to Seller may terminate this Agreement with no further obligation other than to take Products previously ordered and not yet delivered and Buyer shall thereafter be free to purchase the substitute product.

7. Competitive Price. If Buyer provides to Seller, by written notice, reasonable proof (Which may consist of a copy of a letter or other document from another supplier from which all identification of such supplier has been deleted.) of another supplier's offer to sell to Buyer, products that provide significant cost improvements from product, then Buyer will provide written notice to the Supplier. Seller shall have fifteen (15) days from receipt of Buyers notice to respond with counter bid. If Buyer deems counter bid to be inadequate for any reason, then Buyer's obligation to purchase Products from Seller for the application hereunder, shall be terminated and Buyer shall be free to purchase alternate Product without further obligation or liability to Seller except to pay for orders pending.

8. Pre-Production Materials. Supplier will provide Buyer with all pre-production materials free of charge regardless of volume of material used by Buyer.

9. Material Substitution an Current Programs. Supplier will bear all related costs for conversion of material.

10. Local Staging for J.I.T. Buyer and Seller agree to work together in good faith to set up local staging for J.I.T. on a case-by-case basis.

11. Labor Issues/Product Bank. Seller agrees to notify Buyer no less than one hundred eighty (180) days in advance of any pending labor contract negotiations involving any of Seller's facilities involved directly or indirectly in the production of Products or involving any of Seller's suppliers, and of Seller's plan to support Buyer's production requirements in the event of a labor disruption. Upon Buyers written request, Seller agrees to manufacture and warehouse in a neutral location until labor negotiations are completed, such quantity of Products as Buyer may request.

12. NAFTA; CERTIFICATION OF ORIGIN; DUTY DRAWBACK: With respect to all Goods delivered from any point within the NAFTA territory (Canada, Mexico and the United States of America), Seller shall provide, with its invoice, a North American Free Trade Agreement Certificate of Origin on U S. Customs Form 434 or the corresponding Canadian or Mexican form. Seller agrees to transfer to Buyer all customs duty and import drawback rights, if any (including rights developed by substitution and rights which may be acquired from Seller's suppliers), related to the Goods and which Seller can transfer to Buyer. Seller agrees to inform Buyer promptly of any such rights and to supply all documents which Buyer may request or which may be required to enable Buyer to obtain such customs duty and import drawback rights.

13. Taxes. Seller's price are exclusive of any Federal, State or Local sales, use or excise taxes levied upon, or measured by, the sales, the sales price, or the use of Products. Seller agrees to list separately on its invoice any such taxes lawfully applicable to Products and payable by Buyer with respect to which Buyer has not furnished to Seller lawful evidence of exemption.

14.  Termination.

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(a) Default. If either party is in default of or breaches any term or covenant of this Agreement, the defaulting party shall have five (5) days from receipt of written notice providing details thereof to cure such default or breach. If the default or breach is not cured within such five (5) day period, the non-defaulting party may, upon written notice, terminate this Agreement, effective upon receipt of such notice.

(b) Automatic Termination. This Agreement shall terminate automatically and without further action by either party upon the occurrence of any of the following events: (i) if either party shall cease to do business, or shall attempt to assign any of its rights under this Agreement except as permitted by
Section 17.(a); (ii) if this Agreement or any material term hereof is held invalid or unenforceable by the determination of any agency of the government of the United States or any court of competent jurisdiction; or (iii) if either party shall become insolvent, or shall file or have filed against it a petition in bankruptcy or for an arrangement or a reorganization, shall be adjudicated a bankrupt, or shall make a general assignment for the benefit of creditors or enter into any arrangement or composition with its creditors, or if a receiver or trustee shall be appointed for its property, or if a petition for dissolution or the reorganization of its affairs shall be filed by or against it, or if it shall admit in writing its inability to pay its debts as they become due or its insolvency shall otherwise become evident.

(c) Obligations Surviving Termination. Neither termination nor expiration of this Agreement shall affect the rights or liabilities of the parties with respect to obligations previously incurred hereunder; the provisions of paragraphs 4 and 12 hereof shall survive termination of this Agreement.

15. Excuse of Performance. Performance hereunder, except for the payment of money for Products already delivered or services already performed, may be suspended by either party if such performance is prevented by causes beyond the reasonable control of such party, including but not limited to acts of nature, acts of war, rebellion, riot, nuclear incident, acts of governmental authority, or any other cause of like nature.

16. Notices. A11 notices hereunder shall be in writing and shall be deemed to have been given if mailed, postage prepaid, return receipt requested, at the respective addresses of the parties set forth below (or to such other address as a party may hereafter designate by notice given in accordance with this paragraph 16):

     (i)   If to Buyer:
              Textron Automotive Company Inc.
              P.O. Box 7054
              750 Stephenson Highway
              Troy, Ml 48007-7054
              Attention: Vice President Purchasing

     (ii)  If to Seller:
              StrandTek International, Inc.
              455 N. Indian Rocks Road
              Belleair Bluffs, Florida 33770

17. Miscellaneous

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the above, this Agreement may not be assigned by either party without the written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to any company controlling, controlled by or
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    controlled in common with it, to a successor to that portion of its business to which this Agreement relates.

(b) No Waiver. Any waiver by either party of any provision hereof or of the full and timely performance by the other party of its obligations hereunder must be in writing and will be effective only in the specific instance and only for the purpose for which given. No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege by such party constitute a waiver of any provision of this Agreement.

(c) Order of Precedence. Insofar as any provision herein conflicts or is inconsistent with any provision of Attachment A or of any preprinted terms and conditions contained in any purchase order form or sales form or acknowledgment, the provisions herein shall take precedence and shall govern, and such preprinted terms or conditions shall be considered null and of no effect.

(d) Entire Agreement. This Agreement represents the entire agreement between the parties relating to its subject matter and supersedes any and all prior agreements, whether written or oral, that may exist between the parties regarding the same. No terms, conditions, prior course of dealings, course of performance, usage of trade, understandings, or agreements purporting to modify, vary, supplement or explain any provision of this Agreement shall be effective unless in writing, signed by duly authorized representatives of each party. The preprinted terms or conditions found on any purchase order, acceptance or like document shall not be considered an amendment or modification of this Agreement, even if such document is signed by representatives of both.

(e) Governing Law. This Agreement shall be governed by and contracted in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TEXTRON AUTOMOTIVE COMPANY INC.                    STRANDTEK INTERNATIONAL, INC.
a subsidiary of TEXTRON INC.

By: /s/ Scott Warren                               By: /s/  William G. Buckles
    ----------------------------                       -------------------------
Title: Vice President of Purchasing               Title:    V. P. / TREASURER
       -------------------------                           ---------------------
Date:   5/22/00                                   Date:     5/19/00
      --------------------------                           ---------------------
                                                           Bill Buckles

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